Exhibit 4.8

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (the “Agreement”), dated as of March 30 2007, by and among Power Medical Interventions, Inc. a Delaware corporation, with headquarters located at 2021 Cabot Boulevard West, Langhorne, PA 19047 (the “Company”), and the investors listed on the Schedule of Buyers attached hereto (individually, a “Buyer” and collectively, the “Buyers”).

WHEREAS, the Company and each Buyer are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act.

WHEREAS, the Company has authorized the issuance of 7% convertible senior secured notes due 2010 in an aggregate amount of up to $25 million, in the form attached hereto as Exhibit A (the “Notes”) which, among other things, will be convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) (as issued upon conversion of the Notes, the “Underlying Shares”) in accordance with the terms of the Notes.

WHEREAS, each Buyer wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, Notes in the principal amount set forth opposite such Buyer’s name on the Schedule of Buyers (such amount with respect to each Buyer, the “Investment Amount”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which the Company has agreed to provide certain registration rights with respect to the Registrable Securities (as defined in the Registration Rights Agreement), an Escrow Agreement, substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”), and a Security Agreement, substantially in the form attached hereto as Exhibit D (the “Security Agreement”), pursuant to which the Company has agreed to grant a security interest in and lien on all of the Company’s assets in favor of the Collateral Agent (as defined in Section 8) for the ratable benefit of the Buyers to secure the Company’s Obligations (as defined in Section 8) under the Collateral Documents (as defined in Section 8).

Whereas, the Notes and the Underlying Shares are collectively referred to herein as the “Securities.”

NOW, THEREFORE, the Company and each Buyer hereby agree as follows:

1.                                       PURCHASE AND SALE OF NOTES.

(a)           Notes.  Subject to the satisfaction (or waiver) of the conditions set forth in Sections 5 and 6 below, the Company agrees to issue and sell to each Buyer, and each Buyer severally, but not jointly, agrees to purchase from the Company on the Closing Date (as defined in Section 1(b)), a Note representing such Buyer’s Investment Amount.

(b)           Closing.  The closing (the “Closing”) of the purchase of the Notes by the Buyers shall occur at the offices of Jones Day, 222 E. 41st Street, New York, NY 10017.  The date and time of the Closing (the “Closing Date”) shall be 10:00 a.m., eastern standard time, on the first Business Day (as defined in Section 8) on which the conditions to the Closing set forth in Sections 5 and 6 below have been satisfied or waived (or such other date and time as is mutually agreed to by the Company and each Buyer).

(c)           Form of Payment.  On the Closing Date, (A) each Buyer shall pay its Investment Amount to the Company for the Note to be issued and sold to such Buyer at the Closing, by wire transfer of immediately available funds in accordance with the Company’s written wire instructions and (B) the Company shall deliver to each Buyer a Note (in such Buyer’s Investment Amount) duly executed on behalf of the Company and registered in the name of such Buyer or its designee.

2.                                       BUYER’S REPRESENTATIONS AND WARRANTIES.

                Each Buyer represents and warrants, severally and with respect only to itself, that:

(a)           Organization; Authority.  Such Buyer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents (as defined in Section 3(b)) to which it is a party and otherwise to carry out its obligations hereunder and thereunder.

(b)           No Public Sale or Distribution.  Such Buyer is (i) acquiring the Note to be issued to it and (ii) upon conversion of the Note will acquire the Underlying Shares, in each case, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act.  Such Buyer is acquiring the Securities hereunder in the ordinary course of its business and does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

(c)           Qualified Institutional Buyer/Accredited Investor Status.  Except with respect to the Gerald and Myra S. Dorros Revocable Trust, each Buyer is on the date hereof, and on each date on which it converts the Note will be, a “qualified institutional buyer” as that term is defined in Rule 144A of the Securities Act and an “accredited investor” as such term is defined in Rule 501 of the Securities Act.  The Gerald and Myra S. Dorros Revocable Trust represents that on the date hereof, and on each date on which it converts the Note will be, an “accredited investor” as such term is defined in Rule 501 of the Securities Act.

(d)           Reliance on Exemptions.  Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

(e)           Information.  Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by such Buyer. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer’s right to rely on the Company’s representations and warranties contained herein. Such Buyer understands that its investment in the Securities involves a high degree of risk. Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities and has such business and financial experience as is required to give it the capacity to utilize the information received, to evaluate the risks involved in purchasing the Securities, and to protect its own interests in connection with the purchase of the Securities and is able to bear the risks of an investment in the Securities.

(f)            No Governmental Review.  Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(g)           Transfer or Resale.  Such Buyer understands that except as provided in the Note and the Registration Rights Agreement with respect to resale of the Underlying Shares: (i) the Securities have not been and will not be registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, or (B) such Buyer shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, and (ii) neither the Company nor any other Person is under any obligation to register the Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(h)           Legends.  Such Buyer understands that the certificates or other instruments representing the Notes and, until such time as the resale of the Underlying Shares have been registered under the Securities Act as contemplated by the Notes and the Registration Rights Agreement, any stock certificates representing Underlying Shares, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS

AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

THE INITIAL REGISTERED HOLDER OF THIS SECURITY IS ENTITLED TO THE BENEFITS OF A REGISTRATION RIGHTS AGREEMENT, AN ESCROW AGREEMENT AND A SECURITY AGREEMENT (COPIES OF WHICH ARE AVAILABLE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE ISSUER). A TRANSFEREE OF THIS SECURITY MAY BECOME ENTITLED TO THE BENEFITS OF SUCH AGREEMENTS SUBJECT TO COMPLIANCE WITH THE CONDITIONS TO TRANSFER SET FORTH THEREIN.

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTIONS 1271, 1272 AND 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. BEGINNING NO LATER THAN 10 DAYS AFTER THE CLOSING DATE (AS DEFINED IN THIS NOTE), THE COMPANY’S CHIEF FINANCIAL OFFICER AT 2021 CABOT BOULEVARD WEST, LANGHORNE, PA 19047 WILL MAKE AVAILABLE, UPON REQUEST TO ANY HOLDER OF THIS NOTE, THE ISSUE PRICE OF THIS NOTE PER PRINCIPAL AMOUNT DUE AT MATURITY, THE YIELD TO MATURITY OF THIS NOTE PER ANNUM AS OF ANY DATE OF DETERMINATION, AND THE TOTAL AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THIS NOTE AS OF THE ISSUE DATE PER PRINCIPAL AMOUNT OF $1,000 AT MATURITY.

The legend set forth above shall be removed and the Company shall issue a certificate or other instrument, as applicable, without such legend to the holder of the Securities upon which it is stamped, if, unless otherwise required by state securities laws, (i) the resale of such Securities is registered under the Securities Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the Securities Act, or (iii) such Securities are eligible for sale under Rule 144(k).

(i)            Validity; Enforcement.  This Agreement and the Registration Rights Agreement have been authorized by all necessary corporate action of, and duly and validly executed and delivered on behalf of, such Buyer and constitute the legal, valid and binding obligations of such Buyer enforceable against such Buyer in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(j)            No Conflicts.  The execution, delivery and performance by such Buyer of this Agreement and the Registration Rights Agreement and the consummation by such Buyer of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Buyer or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which such Buyer is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Buyer, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Buyer to perform its obligations hereunder.

(k)           Piggyback Registrations.  Each Buyer acknowledges that, in addition to rights granted to holders of Notes sold under this Agreement, the Company has granted registration rights under the Company Investor Rights Agreement to holders of approximately 45,200,000 shares of its common stock and approximately 155,400,000 shares of common stock issuable on conversion of preferred stock and exercise of warrants issued in prior financing transactions.  Upon the request of the holders of these registration rights, and subject to certain terms and conditions, the Company is obligated to include the foregoing shares on any registration statement filed for the account of other security holders, and therefore, these shares may be included in the registration statement to be filed by the Company pursuant to this Agreement and the Registration Rights Agreement.

3.                                       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each of the Buyers that:

(a)           Organization and Qualification.  Each of the Company and its Subsidiaries (as defined in Section 8) are entities duly organized and validly existing and in good standing under the laws of the jurisdictions in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8). The Company has no Subsidiaries except as set forth on Schedule 3(a).

(b)           Authorization; Enforcement; Validity.  The Company has the requisite power and authority to enter into and perform its obligations under this Agreement, the Notes, the Registration Rights Agreement, the Escrow Agreement and the Security Agreement (collectively, the “Transaction Documents”) and to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Notes and the reservation for issuance and the issuance of the Underlying Shares issuable upon conversion of the Notes, have been duly authorized by the Company’s board of directors and the requisite percentage of the Company’s stockholders in accordance with the Company’s Certificate of Incorporation (as defined in Section 3(k)). This Agreement and the other Transaction Documents of even date herewith have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(c)           Issuance of Securities.  The issuance of the Notes is duly authorized and upon issuance in accordance with the terms of the Transaction Documents shall be free from all taxes, liens and charges with respect to the issue thereof.  As of the Closing, 56,000,000 shares of Common Stock shall have been duly authorized and reserved for issuance pursuant to the conversion of the Notes. Upon issuance following the conversion of the Notes, the Underlying Shares will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights (except such as have been duly waived), or any taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Subject to the accuracy of the representations and warranties of the Buyers in this Agreement, the offer and issuance by the Company of the Securities is exempt from registration under the Securities Act.

(d)           No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby (including, without limitation, the issuance of the Notes and issuance of the Underlying Shares) will not (i) result in a violation of the Certificate of Incorporation or any certificate of incorporation, certificate of formation, any certificate of designations or other constituent document of any of its Subsidiaries, any capital stock of the Company, the Company’s Bylaws (as defined in Section 3(k)) or any of its Subsidiaries’ bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, instrument or other document to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(e)           Filings; Consents.  The Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person (as defined in Section 8) in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, other than (i) the filing with the Securities and Exchange Commission (the “Commission”) of one or more registration statements in accordance with the requirements of the Registration Rights Agreement, (ii) filings required by state securities laws, (iii) the filing of a Notice of Sale of Securities on Form D with the Commission under Regulation D of the

Securities Act, (iv) the filing required in accordance with Section 6(j), (v) the filing of UCC financing statements as contemplated by the Security Agreement, and (vi) those that have been made or obtained prior to the date of this Agreement.

(f)            No General Solicitation, Placement Agent.  Neither the Company, nor any of its Subsidiaries or affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities. The Company acknowledges that it has engaged Jefferies & Company, Inc. as its exclusive placement agent (the “Agent”) in connection with the sale of the Securities. Other than the Agent, neither the Company nor any of its Subsidiaries has engaged any placement agent or other agent in connection with the sale of the Securities.

(g)           Financial Statements.  The Company has delivered to Buyers the Company’s audited financial statements for the fiscal years ending December 31, 2005 and 2006 (the “Financial Statements”).  The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied (except as may be otherwise indicated in such financial statements or the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended.

(h)           Absence of Certain Changes.  Except as disclosed in Schedule 3(h), since December 31, 2006, there has been no material adverse change and no material adverse development in the business, assets, properties, operations, condition (financial or otherwise), results of operations or prospects of the Company or its Subsidiaries. Except as disclosed in Schedule 3(h), since December 31, 2006, neither the Company nor any of its Subsidiaries has (i) declared or paid any dividends, (ii) sold or otherwise disposed of any material asset outside of the ordinary course of business or (iii) made or committed to make capital expenditures, individually or in the aggregate, in excess of $1,000,000. Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. The Company and its Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing will not, be Insolvent (as defined in Section 8).

(i)            Conduct of Business, Regulatory Permits.  Neither the Company nor any of its Subsidiaries is in violation of any term of or in default under its Certificate of Incorporation or Bylaws or their organizational charter or certificate of incorporation or bylaws or any Material Contracts, respectively. Neither the Company nor any of its Subsidiaries is in violation in any material respect of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries will conduct its business in violation in any material respect of any of the foregoing. The Company and its Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.  The Company is in compliance in all material respects with the laws or regulations and orders with respect to approval and clearance where required by the U.S. Food and Drug Administration to manufacture and continue to sell medical devices.

(j)            Transactions With Affiliates.  Except as set forth on Schedule 3(j), none of the officers, directors or employees of the Company or any of its Subsidiaries is presently a party to any transaction with the Company or any of its Subsidiaries (other than for ordinary course services as employees, officers or directors, including restricted stock and stock option agreements), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company or any of its Subsidiaries, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner, which transaction is of a character such that it would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act.

(k)           Equity Capitalization.   As of the date hereof, after giving effect to the Charter Amendment (as defined in Section 6(k)), the authorized capital stock of the Company consists of (i) 316,000,000 shares of Common Stock, of which as of the date hereof, 60,124,414 are issued and outstanding, 37,506,136 shares are reserved for issuance pursuant to outstanding options and warrants to purchase Common Stock, and (ii) 144,049,147 shares of Preferred Stock, of which (i) 22,668,764 are designated Series A Convertible Preferred Stock and 22,668,764 are issued and outstanding, (ii) 47,489,824 are designated Series B Convertible Preferred Stock and 47,489,822 are issued and outstanding, (iii) 22,935,780 are designated Series C Convertible Preferred Stock and 21,223,750 are issued and outstanding, (iv) 50,954,779 are designated Series D Convertible Preferred Stock and 50,596,158 are issued and outstanding, and (v) collectively, an aggregate of 141,978,494 shares of Preferred Stock are issued and outstanding.  All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable.  Except as set forth on Schedule 3(k), (i) none of the Company’s capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its Subsidiaries; (iii) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act (except pursuant to the Registration Rights Agreement and the Company Investor Rights Agreement (as defined in Section 8)); (iv) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (v) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; and (vi) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.  The Company has furnished to the Buyers true, correct and complete copies of the Company’s

Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), and the Company’s Bylaws, as amended and as in effect on the date hereof (the “Bylaws”), and all agreements or documents evidencing the terms of all securities convertible into, or exercisable or exchangeable for, shares of Common Stock and the material rights of the holders thereof in respect thereto.

(l)            Indebtedness and Other Contracts.  Except as set forth on Schedule 3(l), neither the Company nor any of its Subsidiaries (i) has any outstanding Indebtedness (as defined in Section 8), or (ii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except such violations or defaults as would not reasonably be expected to have a Material Adverse Effect.

(m)          Litigation.  Except as set forth on Schedule 3(m), there is no action, suit or proceeding or governmental inquiry or investigation pending or, to the Company’s knowledge, basis therefor or threat thereof, against the Company or any Subsidiary that questions the validity of the Transaction Documents or the right of the Company to enter into or perform the Transaction Documents, nor is there any litigation pending or, to the Company’s knowledge, threat thereof, against the Company or any Subsidiary by reason of the activities presently conducted or proposed to be conducted by the Company or any Subsidiary, nor, to the Company’s knowledge, is there any basis therefor.

(n)           Insurance.  The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

(o)           Employee Relations.  (i) Except as set forth on Schedule 3(o), neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union. The Company and its Subsidiaries believe that their relations with their employees are good. No executive officer of the Company or any of its Subsidiaries (as defined in Rule 501(f) of the Securities Act) has notified the Company or any such Subsidiary that such officer intends to leave the Company or any such Subsidiary or otherwise terminate such officer’s employment with the Company or any such Subsidiary. To the Company’s knowledge, no executive officer of the Company or any of its Subsidiaries is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, with any Person other than the Company or such Subsidiary, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

                (ii)           The Company and its Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(p)           Title.  The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects, except for Permitted Liens (as defined in Section 8) and the Lien in favor of the Collateral Agent under the Security Agreement, and except such liens, encumbrances and defects as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries. Any real property and facilities held under lease by the Company or any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

(q)           Intellectual Property Rights.  Except as set forth on Schedule 3(q), the Company and each Subsidiary is the sole owner of the entire right, title and interest in and to, or possesses a valid license or other legal right to, all intellectual property and proprietary rights, including rights in trademarks, service marks, trade names, copyrights, works of authorship, trade secrets, trade dress, domain names, designs, processes, data, software, know-how, inventions and discoveries (whether or not patented, patentable, or reduced to practice), patents, goodwill related to any of the foregoing, and all related foreign and domestic registrations and applications for registration therefor, presently used by the Company or such Subsidiary or, to the knowledge of the Company, necessary for the conduct of the Company’s or such Subsidiary’s business as conducted and, except for Commercially Available Licenses (as defined in Section 8), as currently proposed to be conducted (collectively, “Intellectual Property Rights”).  Except as set forth on Schedule 3(q), all of the Intellectual Property Rights with respect to which the Company holds title are free from any known challenge or, to the Company’s knowledge, threat thereof, and the Company is not aware of any basis therefor.  The Company and its Subsidiaries have taken all commercially reasonable actions necessary to protect and maintain their intellectual property rights, and to maintain the confidentiality of their trade secrets.  To the knowledge of the Company, the Company’s business and the business of its Subsidiaries as currently conducted (and, upon securing Commercially Available Licenses, as proposed to be conducted) does not and will not cause the Company or its Subsidiaries to infringe, misappropriate or violate any of the trademarks, service marks, trade names, copyrights, trade secrets, patents, patent applications or other intellectual property rights of any other Person and does not and will not require the Company or its Subsidiaries to obtain any license or other agreement to use any patents, trademarks, service marks, trade names, copyrights, trade secrets, processes, data, know-how or other intellectual property rights of any other Person (exclusive, for the avoidance of doubt, of those already held by the Company).  Except as set forth on Schedule 3(q), no claims or actions have been asserted, are pending or have been threatened against the Company or its Subsidiaries, and the Company and its Subsidiaries have not received any written communications, or to the actual knowledge of any current senior executive officer of the Company, oral communications, (i) challenging or seeking to deny or restrict the sole ownership by, or license rights of, the Company or its Subsidiaries of the Intellectual Property Rights, as the case may be, or (ii) alleging that the Company or its Subsidiaries have violated or, by conducting its business as proposed to be conducted, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other intellectual property rights or proprietary information of any other Person.  Except for Incidental Licenses (as defined in Section 8) and agreements listed on Schedule 3(p), there are no outstanding options, licenses or agreements of any kind relating to the Intellectual Property Rights with respect to which the Company holds title, nor is the Company or its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, processes, data or know-how or other intellectual property rights or proprietary information of any other Person, other than Commercially Available License.  Except for Incidental Licenses and agreements listed on Schedule 3(p), neither the Company nor its Subsidiaries has granted any options or licenses of any kind to the Intellectual Property Rights, and neither the Company nor any Subsidiary has entered into any agreements limiting any of its rights in its Intellectual Property Rights. To the Company’s knowledge, none of the holders of Common Stock, whether vested or unvested, owns any rights in patents, trademarks, service marks, trade names, copyrights, trade secrets, processes, data or know-how directly or indirectly competitive with those owned or to be used by the Company or derived from or connected to the conduct of the Company’s business.  Neither the Company nor its Subsidiaries has granted rights to manufacture, produce, assemble, license, market or sell its products to any other Person (other than in connection with the other Persons’ manufacture of goods for the benefit of the Company) and is not bound by any agreement that affects the Company’s exclusive rights to develop, manufacture, assemble, distribute, market or sell its products.  To the Company’s knowledge, no Person is engaging in any activity that infringes or misappropriates any Intellectual Property Rights solely owned by, or exclusively licensed to, the Company.

(r)            Environmental Laws.  The Company and its Subsidiaries (i) are in material compliance with any and all Environmental Laws (as defined in Section 8), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in material compliance with all terms and conditions of any such permit, license or approval.

(s)           Tax Status.  The Company and each of its Subsidiaries (i) has made or filed all foreign, federal, local and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and such returns are materially complete and correct, (ii) has paid all taxes and other governmental assessments and charges that are material in amount that are due ((whether or not shown or determined to be due on such returns, reports and declarations), except those being contested in good faith by appropriate proceedings for which the Company maintains adequate reserves and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, except as set forth on Schedule 3(s).

(t)            Investment Company Status.  The Company is not, and upon consummation of the sale of the Securities will not be, an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(u)           Transfer Taxes.  On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Securities to be sold to each Buyer hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

(v)           Collateral.  (i)  As of the Closing Date, (A) the Company will own the Collateral free and clear of all liens except Permitted Liens and except the Lien in favor of the Collateral Agent under the Security Agreement, and no financing statements in respect of the Collateral except with respect to Permitted Liens will be on file in favor of any Person other than the Collateral Agent; (B) when executed and delivered, the Security Agreement will create a valid lien on, and enforceable security interests in favor of the Collateral Agent for the ratable benefit of the Holders, in the Collateral, which security interests will secure the repayment of the Notes and the other Obligations purported to be secured thereby; (C) the representations and warranties of the Company in the Security Agreement will be true and correct (if such representations and warranties are not qualified with respect to materiality, in which case such representations will be true and correct in all respects) in all material respects; (D) upon the filing and recording of financing statements in the appropriate jurisdictions, the Lien securing the Notes will have been duly perfected as to the Collateral as to which perfection may be accomplished through the filing of financing statements pursuant to the Uniform Commercial Code (the “UCC”) or other applicable law in such jurisdictions; and (E) the liens of the Security Agreement shall be prior to any other lien on any of the Collateral, other than liens expressly permitted to be prior pursuant to the Security Agreement.

(ii)  When confirmations of the grant of the security interest in Intellectual Property pursuant to the Security Agreement are filed in the United States Patent and Trademark Office (the “USPTO”), the Security Agreement shall create a fully perfected lien on, and security interest in, all right, title and interest of the Company thereunder in the Intellectual Property (as defined in the Security Agreement), in each case prior and superior in right to any other person (it being understood that subsequent recordings in the USPTO may be necessary to perfect a lien in registered trademarks, trademark applications and patents and patent applications acquired by the Company after the date hereof).

(w)          Accuracy and Completeness of Disclosure.  Neither this Agreement nor any other document, certificate or instrument delivered to the Buyer by or on behalf of the Company or any of its Subsidiaries in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in this Agreement and in such other documents, certificates or instruments not misleading in light of the circumstances under which such statements were made.

(x)            OFAC Requirements.  Neither the Company nor, to the Company’s knowledge, any of its Affiliates, or any Person acting on their behalf in connection with this Agreement, has engaged directly or indirectly in any transaction that evades or avoids, or has the purpose of evading or avoiding, or violates the requirements or prohibitions set forth in any Anti-Terrorism Law.  Neither the Company nor, to the Company’s knowledge, any of its Affiliates (i) is a Sanctioned Person, (ii) has assets in Sanctioned Countries, or (iii) derives any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries.  No part of the proceeds of any Note will be used or have been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

4.                                       COVENANTS.

(a)           Best Efforts.  Each party shall use its best efforts timely to satisfy each of the covenants and conditions to be satisfied by it as provided in Sections 4, 5 and 6 of this Agreement.

(b)           Form D and Blue Sky.  The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Buyers at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Buyers on or prior to the Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

(c)           Use of Proceeds.  The Company shall use the net proceeds from the sale of the Securities hereunder for working capital purposes, including to fund further development of the Company as consistent with the Company’s stated business plan, for general and reasonable corporate expenses, and to provide the Escrow Deposit.

(d)           Fees.  The Company shall be responsible for the payment of any placement agent’s fees or commissions, financial advisory fees, or broker’s commissions (other than for Persons engaged by any Buyer) relating to or arising out of the transactions contemplated hereby, including, without limitation, any fees or commissions payable to the Agent. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, reasonable attorney’s fees and out-of-pocket expenses) arising in connection with any claim relating to any such payment.

(e)           Lockup Agreement.  Each Holder which would, as of the closing date of the Qualified IPO, own, on a fully diluted basis and assuming full conversion of such Holder’s Notes on such date, 5% or more of the outstanding shares of Common Stock, will deliver to the Company a lock-up agreement, in the form of Exhibit E, pursuant to which such Holder agrees  not to sell any shares of Common Stock, including Underlying Shares, held by such Holder on the closing date of the Qualified IPO  for 180 days (subject to extension upon the occurrence of certain events, as described in Exhibit E) following the Qualified IPO (the “Lockup Agreement”).

(f)            Company Lockup.  (i) For 90 days after the effectiveness of the Registration Statement (the “Lock-Up Period”), the Company will not, directly or indirectly, (i) file a registration statement with the SEC relating to, equity securities of the Company (other than a registration statement on Form S-8 or Form S-4 or the offering and registration contemplated by the Registration Rights Agreement, including amendments and supplements, or a demand registration statement contractually required pursuant to the terms of the Company’s Third Amended and Investors’ Rights Agreement, dated June 26, 2006) or, without the prior written consent of the Holders, sell, assign, transfer, pledge, contract to sell or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition or purchase by any person at any time in the future of) any shares of Common

Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock, or sell or grant options, warrants or rights with respect to any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock, or substantially similar securities (other than the grant of options, warrants, convertible debenture or rights that are currently authorized pursuant to equity incentive plans existing on the date hereof), or (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of Common Stock, whether any such transaction described in the foregoing clauses (i) or (ii) is to be settled by delivery of Common Stock or other securities.

(ii) Notwithstanding anything to the contrary contained herein, the Company may, during the Lock-Up Period, issue (A) the Notes and the Underlying Shares as contemplated by this Agreement, (B) shares of Common Stock issued or issuable upon conversion of convertible securities outstanding on the date hereof, (C) shares of Common Stock issued or issuable pursuant to an acquisition by the Company approved by the Board of Directors, of another corporation by merger, purchase of substantially all of the assets, or other reorganization, (D) shares of Common Stock (and rights to purchase such shares) under the Company’s employee benefit plans, equity incentive plans or other employee compensation plans, (E) shares of Common Stock, options, warrants or other rights to purchase or acquire Common Stock to third-parties in connection with lending, credit facilities or commercial licensing arrangements, or for bona fide services, (F) one or more private placements of equity securities by the Company so long as the Company does not file a registration statement with the SEC on behalf of the private placement investors, (G) shares of Common Stock issued or issuable as a dividend or other distribution on shares of equity securities outstanding on the date hereof, and (H) shares of Common Stock issued or issuable pursuant to stock splits, reorganizations and similar types of organic transactions.

5.                                       CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

                The obligation of the Company hereunder to issue and sell the Notes to each Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

(a)           Such Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

(b)           Such Buyer and each other Buyer shall have delivered to the Company the Investment Amount for the Notes being purchased by such Buyer at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

(c)           The representations and warranties of such Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date), and such Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Closing Date.

6.                                       CONDITIONS TO EACH BUYER’S OBLIGATION TO PURCHASE.

                The obligation of each Buyer to purchase the Notes at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for each Buyer’s sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

(a)           The Company shall have duly executed and delivered to such Buyer (A) each of the Transaction Documents and (B) the Notes (in the Investor Amount set forth across from such Buyer’s name on the Schedule of Buyers) being purchased by such Buyer at the Closing pursuant to this Agreement.

(b)           Such Buyer shall have received the opinion of Foley Hoag LLP the Company’s legal counsel, dated as of the Closing Date, in substantially the form of Exhibit F attached hereto.

(c)           The Company and the Escrow Agent (as defined in the Escrow Agreement) shall have executed and delivered to such Buyer a copy of the Escrow Agreement and the Company shall have funded the Escrow Deposit.

(d)           The Company shall have delivered to such Buyer a certificate evidencing the formation and good standing of the Company and each of its United States Subsidiaries in each such entity’s jurisdiction of formation issued by the Secretary of State (or equivalent) of such jurisdiction of formation as of a date within five (5) Business Days before the Closing Date.

(e)           The Company shall have delivered to such Buyer a certificate evidencing the Company’s qualification as a foreign corporation and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which the Company conducts business and is required to so qualify, as of a date within five (5) Business Days before the Closing Date.

(f)            The Company shall have delivered to such Buyer a certified copy of the Certificate of Incorporation as certified by the Secretary of State of the State of Delaware within five (5) Business Days before the Closing Date.

(g)           The Company shall have delivered to such Buyer a certificate, executed by the Secretary of the Company and dated as of the Closing Date, as to (i) the resolutions consistent with Section 3(b) as adopted by the Company’s board of directors in a form reasonably acceptable to such Buyer, (ii) the Certificate of Incorporation and (iii) the Bylaws, each as in effect at the Closing, in the form attached hereto as Exhibit G.

(h)           The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date) and the Company, shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer in the form attached hereto as Exhibit H.

(i)            The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Securities.

(j)            All necessary corporate action on the part of the Company, its directors and stockholders for the authorization, execution, delivery and performance of the Transaction Documents by the Company and for the waiver of the stockholder preemptive rights and other protective provisions referred to in Schedule 3(k) has been taken.

(k)           The Certificate of Amendment to Certificate of Incorporation in the form attached hereto as Exhibit I (the “Charter Amendment”) shall have been filed with the Secretary of State of the State of Delaware and shall be in full force and effect, enforceable against the Company in accordance with its terms and shall not have been amended.

(l)            The Company shall have delivered to the Collateral Agent any documents or filings reasonably requested by the Collateral Agent to perfect the security interest in the Collateral created pursuant to the Security Agreement.

(m)          The Company shall have delivered to the Collateral Agent the certificates representing the securities and investment property set forth in Section 4 of the Perfection Certificate (as defined in the Security Agreement.

(n)           The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

(o)           Notes totaling a minimum aggregate amount of $22,500,000 shall be issued on the Closing Date.

7.                                       TERMINATION.

In the event that the Closing shall not have occurred with respect to a Buyer on or before five (5) Business Days from the date hereof due to the Company’s or such Buyer’s failure to satisfy the conditions set forth in Sections 5 and 6 above (and the nonbreaching party’s failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party.

8.                                       DEFINITIONS.

As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 8:

(a)           “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, where “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that, solely for the purposes of this definition of “Affiliate,” beneficial ownership of 10% or more of the voting stock of a Person shall be deemed to be control.

(b)           “Anti-Terrorism Laws” means any Law of the United States or any state thereof or political subdivision of the foregoing relating to terrorism or money laundering, including the Executive Order and the Patriot Act.

(c)           “Business Day” means any day except Saturday, Sunday and any day that is a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

(d)           “Capital Stock” means (A) in the case of a corporation, corporate stock, (B) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (C) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, and (D) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

(e)           “Collateral” means any assets of the Company or any other Person defined as “Collateral” in any Collateral Document.

(f)            “Collateral Agent” shall have the meaning set forth in the Security Agreement.

(g)           “Collateral Documents” means the Security Agreement and the other agreements, documents, or instruments, including any financing statements, and any amendments or supplements thereto, creating, perfecting, or evidencing any Liens securing the Notes and any other Obligation under the Collateral Documents.

(h)           “Commercially Available Licenses” shall mean licenses that are generally commercially available at a cost of less than $100,000.

(i)            “Company Investor Rights Agreement” shall mean the Third Amended and Restated Investors’ Rights Agreement dated as of June 26, 2006, among the Company and the stockholders of the Company that are parties thereto.

(j)            “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto, other than obligations resulting from the endorsement of negotiable instruments for collection in the ordinary course of business.

(k)           “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the terms of Section 4 of the Notes which addresses Restricted Payments.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes hereof shall be the maximum amount that the Company and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

(l)            “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

(m)          “Escrow Deposit” means cash equal to the amount sufficient for the Company to pay the initial four interest payments on the Notes, with the first such interest payment date being September 30, 2007, which the Company shall have deposited into the escrow account under the Escrow Agreement on or before the date of this Agreement.

(n)           “Event of Default” shall have the meaning set forth in the Notes.

(o)           “Executive Order” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

(p)           “Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

(q)           “Hazardous Materials” means emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes into the environment.

(r)            “Incidental Licenses” shall mean limited licenses, either implicit or explicit, that (i) are incidental to sales of the Company’s products in the ordinary course of business, or (ii) arise in connection with a Person’s manufacture of goods for the benefit of the Company.

(s)           “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with GAAP) (other than trade payables and accrued liabilities incurred in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, (H) all Disqualified Stock, (I) the Escrow Deposit, and (J) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (I) above.

(t)            “Insolvent” means, with respect to any Person (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

(u)           “Law” means all common law and all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

(v)           “Lien” means any lien, charge, encumbrance, security interest, right of first refusal or other restrictions of any kind.

(w)          “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of the Company, its Subsidiaries, taken as a whole, or on the transactions contemplated hereby or in the other Transaction Documents (as defined in Section 3(b)), or on the authority or ability of the Company to perform its obligations under the Transaction Documents.

(x)            “Material Contracts” means each of the Company’s agreements, indentures, instruments or other documents by which the Company or its assets or properties are bound (1) that are material to the business and operation of the Company or (2) relating to: (a) employment and consulting agreements, employee benefit, bonus, pension, profit-sharing, stock option, stock purchase and similar plans and arrangements to which the Company or any Subsidiary is a party or by which it or its assets or properties are bound, (b) any design, manufacturing, distribution and sales representative agreements to which the Company or any Subsidiary is a party or by which it or its assets or properties are bound; (c) each agreement to which the Company or any Subsidiary is a party or by which it or its assets or properties are bound with any stockholder, officer or director of the Company, or any affiliate of such Persons, including without limitation any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such Person; (d) each agreement relating to the Intellectual Property Rights other than Incidental Licenses; and (e) Indebtedness, and that, in each of foregoing clauses (1) and (2), requires future expenditures by the Company or any Subsidiary in excess of $100,000 or that might result in payments to the Company or any Subsidiary in excess of $100,000.

(y)           “Obligations” shall have the meaning set forth in the Security Agreement.

(z)            “OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

(aa)         “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), as amended.

(bb)         “Permitted Liens” means (i) Any Liens existing on the date hereof and specifically disclosed in Schedule 3(p) to this Agreement; (ii) Liens securing the Permitted Indebtedness (as defined in the Notes) (A) prior to a Conversion Event (as defined in the Notes), solely of the type described in Section 4(g)(i)(c) or (d) of the Notes, or (B) after a Conversion Event, of the type described in any of clauses (a)-(d) of Section 4(g)(i) of the Notes, subject to compliance with Section 4(i) of the Notes; (iii) liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which the Company maintains adequate reserves; (iv) Liens to secure payment of workers’ compensation, employment insurance, old age pensions, social security or other like obligations incurred in the ordinary course of business; (v) Liens incurred in connection with the extension, renewal or refinancing of indebtedness secured by Liens of the type described in clause (i) above, provided that any extension, renewal or replacement Lien shall be limited to the property (together with any accessions thereto and proceeds thereof) encumbered by any such Lien and the amount of such Permitted lien does not exceed the amount of the lien extended, renewed or refinanced; (vi) carriers’, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in good faith for which adequate reserves have been established; (vii) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations; (viii) easements, rights-of-way, restrictions and other similar encumbrances on the use of real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company and the Subsidiaries and (ix) Liens granted in favor of the Collateral Agent for the ratable benefit of the Holders under the Security Agreement, provided however that, upon and after the consummation of a Conversion Event, such Liens under the Security Agreement shall terminate and be released and thus shall no longer be “Permitted Liens”.

(cc)         “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(dd)         “PIK Notes” shall have the meaning set forth in the Notes.

(ee)         “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs/ or as otherwise published from time to time.

(ff)           “Sanctioned Person” means (i) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

(gg)         “Subsidiary” means any joint venture or any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest.

9.                                       MISCELLANEOUS.

(a)           Governing Law; Jurisdiction; Jury.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York.  Each party agrees that all proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective Affiliates, employees or agents) may be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”).  Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any New York Court, or that such proceeding has been commenced in an improper or inconvenient forum.  The Company hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to the Company at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.  If either party shall commence a proceeding to enforce any provisions of this Agreement, then the prevailing party in such proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such proceeding.

(b)           Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c)           Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d)           Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e)           Entire Agreement.  This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between the Buyers, the Company, their Affiliates (as defined in Section 8) and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. The Company has not, directly or indirectly, made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents. Without limiting the foregoing, the Company confirms that, except as set forth in this Agreement, no Buyer has any obligation to provide any financing to the Company.

(f)            Amendments.  Any term or provision of this Agreement may be amended or waived only with the written consent of the Company and the Buyers holding a majority in principal amount of the Notes.  Any amendment or waiver to this Agreement made in conformity with this Section 9(f) shall be binding on all Buyers.

(g)           Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Power Medical Interventions, Inc.

2021 Cabot Boulevard West

Langhorne, PA 19047

Facsimile:  (267) 775-8122

Attn: President and Chief Executive Officer

With a copy (for informational purposes only) to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, Massachusetts 02210

Facsimile:  (617) 832-7000

Attn: Jeffrey L. Quillen, Esq.

If to a Buyer, to its address and facsimile number set forth on the Schedule of Buyers, with copies to such Buyer’s representatives as set forth on the Schedule of Buyers,

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(h)           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Any Buyer’s rights (subject to its obligations) hereunder may be assigned in connection with a transfer of Securities, subject to compliance with the terms and conditions of this Agreement, including, but not limited to, Sections 2(g) and 2(h), and the terms and conditions of the Notes and the other Transaction Documents.

(i)            No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(j)            Survival.  Unless this Agreement is terminated under Section 7, the representations and warranties of the Company and the Buyers contained in Sections 2 and 3 and the agreements and covenants set forth in Sections 4 and 8 shall survive the Closing and the delivery and conversion of Securities, as applicable. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

(k)           Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(l)            Indemnification.  In consideration of each Buyer’s execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless each Buyer and all of their stockholders, partners, members, officers, directors, trustees, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”), as incurred, from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, or (iii) the status of such Buyer as an investor in the Company pursuant to the transactions contemplated by the Transaction Documents. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 9(l) shall be the same as those set forth in Section 5 of the Registration Rights Agreement.

(m)          No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(n)           Remedies.  Each Buyer and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to the Buyers. The Company therefore agrees that the Buyers shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

(o)           Rescission and Withdrawal Right.  Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Buyer exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Buyer may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

(p)           Payment Set Aside.  To the extent that the Company makes a payment or payments to the Buyers hereunder or pursuant to any of the other Transaction Documents or the Buyers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(q)           Independent Nature of Buyers’ Obligations and Rights.  The obligations of each Buyer under any Transaction Document are several and not joint with the obligations of any other Buyer, and no Buyer shall be responsible in any way for the performance of the obligations of any other Buyer under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Buyer pursuant hereto or thereto, shall be deemed to constitute the Buyers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Buyers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents and the Company acknowledges that the Buyers are not acting in concert or as a group, and the Company will not assert any such claim, with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Buyer confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Buyer shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose.

(r)            Reliance by the Placement Agent.  The parties agree and acknowledge that the Agent may rely on the representations, warranties, agreements and covenants of the Company contained in this Agreement and may rely on the representations and warranties of the respective Buyers contained in this Agreement as if such representations, warranties, agreements and covenants, as applicable, were made directly to the Agent.  The parties further agreement that the Agent may rely on or, if the Agent so requests, be specifically named as an addressee of, the legal opinions to be delivered pursuant to Section 6(b) of this Agreement.

(s)           Closing Agent.

(i) The Agent, in its capacity as closing agent (the “Closing Agent”) shall have no duties or obligations other than those specifically set forth in this Agreement.

(ii) the Closing Agent shall not be required to make any representations or have any responsibilities as to the validity, accuracy, value of genuineness of any certificates or documentation delivered pursuant to this Agreement.

(iii) The Closing Agent shall be able to rely on, and shall be protected in acting upon, any certificate, instrument, opinion, notice, letter or any other document or security delivered to it by the Company or any Buyer.

(iv) The Closing Agent shall not be liable for any action taken, suffered or omitted by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement and shall not be liable for anything that it may do or refrain from doing in connection with this Agreement except for its own gross negligence, willful misconduct or bad faith.

(v) The Company agrees to indemnify and hold harmless Jefferies & Company, Inc. for acting as Closing Agent hereunder from any and all reasonable costs and expenses (including reasonable fees and expenses of counsel and other professionals) that may be paid or incurred or suffered by it or to which it may become subject without gross negligence, willful misconduct or bad faith on its party by reason of or as a result of its compliance with the instructions set forth herein or which may arise out of or in connection with the administration and performance of its duties under this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature pages to this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first written above.

POWER MEDICAL INTERVENTIONS, INC.

By:	John Gandolfo
Name: John Gandolfo
Title: Chief Financial Officer